Exhibit 10.31

BRIDGE LOAN AGREEMENT

Dated as of August 1, 2005

among

COPANO ENERGY, L.L.C.,
as the Borrower,

BANC OF AMERICA BRIDGE LLC,
as Administrative Agent

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,
as
Sole Lead Arranger and Sole Book Manager

TABLE OF CONTENTS

Section

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS
1.01	Defined Terms
1.02	Other Interpretive Provisions
1.03	Accounting Terms
1.04	Rounding
1.05	Times of Day

ARTICLE II. THE BRIDGE FACILITY
2.01	The Bridge Loans
2.02	Conversion to Rollover Loans
2.03	Option to Exchange Rollover Loans for Exchange Notes; Exchange Notes Provisions
2.04	Prepayments
2.05	Reduction of Commitments
2.06	Repayment of Bridge Loans
2.07	Interest
2.08	Fees
2.09	Computation of Interest and Fees
2.10	Evidence of Debt
2.11	Payments Generally; Administrative Agent’s Clawback
2.12	Sharing of Payments by Lenders

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY
3.01	Taxes
3.02	Illegality
3.03	Inability to Determine Rates
3.04	Increased Costs; Reserves on Eurodollar Rate Loans
3.05	Compensation for Losses
3.06	Mitigation Obligations; Replacement of Lenders
3.07	Survival

ARTICLE IV. CONDITIONS PRECEDENT TO BRIDGE LOANS
4.01	Conditions Precedent to Bridge Loans

ARTICLE V. REPRESENTATIONS AND WARRANTIES
5.01	Existence, Qualification and Power; Compliance with Laws
5.02	Authorization; No Contravention
5.03	Governmental Authorization; Other Consents
5.04	Binding Effect
5.05	Financial Statements; No Material Adverse Effect; No Internal Control Event
5.06	Litigation
5.07	No Default
5.08	Ownership of Property; Liens
5.09	Environmental Compliance
5.10	Insurance
5.11	Taxes
5.12	ERISA Compliance

5.13	Subsidiaries; Equity Interests
5.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act
5.15	Disclosure
5.16	Compliance with Laws
5.17	Intellectual Property; Licenses, Etc
5.18	Labor Disputes and Acts of God
5.19	Solvency
5.20	Acquisition Closing

ARTICLE VI. AFFIRMATIVE COVENANTS
6.01	Financial Statements
6.02	Certificates; Other Information
6.03	Notices
6.04	Payment of Obligations
6.05	Preservation of Existence, Etc.
6.06	Maintenance of Properties
6.07	Maintenance of Insurance
6.08	Compliance with Laws
6.09	Books and Records
6.10	Inspection Rights
6.11	Use of Proceeds
6.12	Additional Guarantors
6.13	Environmental Matters; Environmental Reviews
6.14	Compliance with Agreements
6.15	Unrestricted Subsidiaries
6.16	Permanent Financing
6.17	Exchange Note Indenture

ARTICLE VII. NEGATIVE COVENANTS
7.01	Liens
7.02	Investments
7.03	Indebtedness
7.04	Fundamental Changes
7.05	Dispositions
7.06	Restricted Payments
7.07	Change in Nature of Business
7.08	Transactions with Affiliates
7.09	Burdensome Agreements
7.10	Use of Proceeds
7.11	Prohibited Contracts
7.12	Hedging Contracts
7.13	Subsidiaries
7.14	Limitation on Credit Extensions
7.15	Risk Management Compliance
7.16	Subordinated Debt
7.17	Material Contracts
7.18	Designation and Conversion of Restricted and Unrestricted Subsidiaries; Debt of Unrestricted Subsidiaries
7.19	Capital Expenditures
7.20	Amendments to Organizational Documents
7.21	Financial Covenants

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES
8.01	Events of Default
8.02	Remedies Upon Event of Default
8.03	Application of Funds

ARTICLE IX. ADMINISTRATIVE AGENT
9.01	Appointment and Authority
9.02	Rights as a Lender
9.03	Exculpatory Provisions
9.04	Reliance by Administrative Agent
9.05	Delegation of Duties
9.06	Resignation of Administrative Agent
9.07	Non-Reliance on Administrative Agent and Other Lenders
9.08	No Other Duties, Etc
9.09	Administrative Agent May File Proofs of Claim
9.10	Guaranty Matters

ARTICLE X. MISCELLANEOUS
10.01	Amendments, Etc.
10.02	Notices; Effectiveness; Electronic Communication
10.03	No Waiver; Cumulative Remedies
10.04	Expenses; Indemnity; Damage Waiver
10.05	Payments Set Aside
10.06	Successors and Assigns
10.07	Treatment of Certain Information; Confidentiality
10.08	Right of Setoff
10.09	Interest Rate Limitation
10.10	Counterparts; Integration; Effectiveness
10.11	Survival of Representations and Warranties
10.12	Severability
10.13	Replacement of Lenders
10.14	Governing Law; Jurisdiction; Etc
10.15	Waiver of Jury Trial
10.16	USA Patriot Act Notice
10.17	ENTIRE AGREEMENT

SCHEDULES

2.01	Commitments and Applicable Percentages
5.05	Supplement to Interim Financial Statements
5.09	Environmental Matters
5.13	Subsidiaries; Other Equity Investments
7.01	Existing Liens
7.03	Existing Indebtedness
7.11	Prohibited Contracts
10.02	Administrative Agent’s Office; Certain Addresses for Notices
10.06	Processing and Recordation Fees

EXHIBITS

A	[Reserved]
B	Bridge Note
C	Rollover Note
D	Compliance Certificate
E	Assignment and Assumption
F	Guaranty
G	Opinion Matters
H	Solvency Certificate
I	Risk Management Policy

BRIDGE LOAN AGREEMENT

This BRIDGE LOAN AGREEMENT (“Agreement”) is entered into as of August 1, 2005, among COPANO ENERGY, L.L.C., a Delaware limited liability company (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANC OF AMERICA BRIDGE LLC, as Administrative Agent.

The Borrower has requested that the Lenders lend to the Borrower $170,000,000 hereunder, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the purchase by the Acquisition Subsidiary of all the Equity Interests of ScissorTail pursuant to the Acquisition Agreement.

“Acquisition Agreement” means that certain Membership Interest Purchase Agreement dated as of June 20, 2005, by and among the Borrower, the Acquisition Subsidiary, ScissorTail, Hamilton ScissorTail, LLC, ScissorTail Holdings, LLC, Jay A. Precourt and Frederic C. Hamilton.

“Acquisition Documents” means (a) the Acquisition Agreement, and (b) all other agreements, assignments, deeds, conveyances, certificates and other documents and instruments now or hereafter executed and delivered in connection with the Acquisition.

“Acquisition Subsidiary” means Copano Energy/Rocky Mountains and Mid-Continent, L.L.C., a Delaware limited liability company, a wholly-owned Subsidiary of the Borrower.

“Additional Debt” means Indebtedness for borrowed money other than Indebtedness described in Section 7.03 hereof.

“Additional Equity” means any contribution to the equity capital of any Person whether or not occurring in connection with the issuance or sale of Equity Interests by such Person.

“Administrative Agent” means Banc of America Bridge in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Bridge Loan Agreement.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by (i) on or prior to the Closing Date, such Lender’s Commitment at such time and (ii) thereafter, the principal amount of such Lender’s Loans at such time.  The initial Applicable Percentage of each Lender in respect of the Bridge Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, with respect to Eurodollar Rate Loans, a percentage per annum initially equal to 5.00% per annum, which shall increase by 0.50% per annum at the end of the first Interest Period after the Closing Date, and the applicable percentage per annum will continue to increase by 0.50% per annum at the end of each Interest Period thereafter.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2004, and the related consolidated statements of income or operations, members’ capital and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Available Cash” for any fiscal quarter has the meaning set forth in the Borrower LLC Agreement.

“Banc of America Bridge” means Banc of America Bridge LLC and its successors.

“Bank of America” means Bank of America, N.A. and its successors.

“BBA LIBOR” has the meaning specified in Section 1.01 under the definition of “Eurodollar Rate”.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Borrower dated as of November 15, 2004.

“Borrower Materials” has the meaning specified in Section 6.02.

“Bridge Borrowing” means a borrowing consisting of simultaneous Bridge Loans made by each of the Lenders pursuant to Section 2.01(a).

“Bridge Facility” means, at any time, (a) prior to the Bridge Borrowing, the Aggregate Commitments, and (b) after the Bridge Borrowing, the aggregate amount of Bridge Loans and Rollover Loans of all Lenders at such time.

“Bridge Loan” has the meaning specified in Section 2.01.

“Bridge Maturity Date” means the first anniversary of the Closing Date.

“Bridge Note” means a promissory note made by the Borrower in favor of a Lender evidencing Bridge Loans made by such Lender, in substantially the form of Exhibit B.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, an amount equal to the sum of (i) the aggregate amount of all expenditures of the Borrower and its Restricted Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures plus (ii) the aggregate amount of all capitalized lease liabilities incurred during such period.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)           any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such securities.

“Change of Control Notice” has the meaning specified in Section 2.04(c).

“Change of Control Offer” has the meaning specified in Section 2.04(c).

“Change of Control Payment” has the meaning specified in Section 2.04(c).

“Change of Control Payment Date” has the meaning specified in Section 2.04(c).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01 and the Bridge Loans are made pursuant to Section 2.01.

“Code” means the Internal Revenue Code of 1986.

“Comerica Credit Facility” means that certain Credit Agreement among Copano Houston Central, L.L.C., Copano Processing, L.P., Copano NGL Services, L.P. and Comerica Bank dated as of November 15, 2004, as the same has been amended prior to the date hereof.

“Commitment” means, as to each Lender, its obligation to make Bridge Loans to the Borrower pursuant to Section 2.01 in the aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Restricted Subsidiaries for such period, (iii) depreciation and amortization expense and (iv) other expenses of the Borrower and its Restricted Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Consolidated Net Income:  (i) Federal, state, local and foreign income tax credits of the Borrower and its Restricted Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period; provided that for the purposes of Section 7.21, if the Borrower or any Restricted Subsidiary shall acquire or dispose of any material property or a Subsidiary shall be redesignated as either an Unrestricted Subsidiary or a Restricted Subsidiary, in any case, during the period of four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available and up to and including the date of the consummation of such acquisition, disposition or redesignation, then Consolidated EBITDA shall be calculated, in a manner satisfactory to the Administrative Agent in its reasonable discretion, after giving pro forma effect to such acquisition (including the revenues of the properties acquired), merger, disposition or redesignation, as if such acquisition, merger, disposition or redesignation had occurred on the first day of such period.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA minus Maintenance Capital Expenditures for the applicable period to (b) Consolidated Fixed Charges for the applicable period.

“Consolidated Fixed Charges” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, an amount equal to the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between the Borrower and its Restricted Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Borrower and its Restricted Subsidiaries in accordance with GAAP):  (a) Consolidated Interest Charges; plus (b) all fees, expenses and charges in respect of letters of credit issued for the account of the Borrower or any of its Restricted Subsidiaries, which are accrued during such period and whether expensed in such period or capitalized; plus (c) payments of principal in respect of Indebtedness of the Borrower or its Restricted Subsidiaries (including the principal component of payments under capital leases) paid or payable in such period (other than payments of principal of Indebtedness under the Credit Agreement which is available to be reborrowed under the Credit Agreement).

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Restricted Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Restricted Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Restricted Subsidiary.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Restricted Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, excluding (i) distributions and payments to the Borrower’s preferred unitholders and warrantholders prior to November 15, 2004 and (ii) one-time charges in respect of loan origination or similar fees and non-cash amortized amounts with respect thereto, and (b) the portion of rent expense of the Borrower and its Restricted Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges for the applicable period.

“Consolidated Net Income” means, for any period, for the Borrower and its Restricted Subsidiaries’ gross revenues for such period, including any cash dividends or distributions actually received from any other Person during such period, minus the Borrower’s and its Restricted Subsidiaries’ expenses and other proper charges against income (including taxes on income to the extent imposed), determined on a consolidated basis in accordance with GAAP consistently applied after eliminating earnings or losses attributable to outstanding minority interests and excluding the net earnings of any Person other than a Restricted Subsidiary in which the Borrower or any of its Subsidiaries has an ownership interest.  Consolidated Net Income shall not include (i) any gain or loss from the Disposition of assets, (ii) any extraordinary gains or losses or (iii) any non-cash gains or losses resulting from mark to market activity as a result of the implementation of Statement of Financial Accounting Standards 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”).

“Consolidated Senior Funded Indebtedness” means, as of any date of determination, Consolidated Funded Indebtedness, but excluding Indebtedness under the Bridge Facility and Subordinated Indebtedness.

“Consolidated Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Funded Indebtedness as of such date to (b) Consolidated EBITDA for the applicable period ending on such date.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the applicable period ending on such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Covenant Release Date” means the first date on which (a) the Rollover Date shall have occurred, (b) the shelf registration statement shall have been filed with the SEC pursuant to Section 6.17(c), (c) no Specified Default shall have occurred and be continuing (unless in the case of a Specified Default under Section 8.0l(a), such Default shall have been cured or waived), and (d) no Event of Default relating to Section 6.16 or Section 6.17 shall have occurred and be continuing (unless such Event of Default shall have been cured or waived).

“Covenant Release Notice” means a certificate by the Chief Financial Officer of the Borrower certifying that each condition to the Covenant Release Date has been satisfied.

“Credit Agreement” means the Credit Agreement dated as of the date hereof among the Borrower, the lenders party thereto and the Credit Facility Agent, as the same may be amended, supplemented, modified, restated, renewed, refunded, replaced or refinanced from time to time.

“Credit Facility Agent” means Bank of America, as the administrative agent pursuant to the Credit Agreement, and any successor as administrative agent thereunder.

“Credit Facility Loan Documents” means the Credit Agreement and each of the other Loan Documents (as defined therein).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the interest rate (including the Applicable Rate) otherwise applicable to the Loans plus 2.00% per annum.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by the Arranger; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Engagement Letter” means the letter agreement, dated June 20, 2005, between the Borrower and the Arranger.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Note Indenture” has the meaning specified in Section 6.17.

“Exchange Notes” means the senior exchange notes of the Borrower, guaranteed by the Guarantors, to be issued in exchange for certain Rollover Loans pursuant to Section 2.03 and the Exchange Note Indenture, in the form to be attached as an exhibit to the Exchange Note Indenture.

“Exchange Note Trustee” means, on any date of determination, the trustee under the Exchange Note Indenture.

“Exchange Notice” has the meaning specified in Section 2.03(a).

“Excess Sale Proceeds” has the meaning specified in Section 7.05(c).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document, (a) taxes imposed on or measured by its net income (however denominated), and franchise taxes imposed on it, by the United States or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or resident or in which its principal office is located or in which it is doing or has done business or, in the case of any Lender, in which its applicable Lending Office is located or in which it is doing or has done business, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction (or any political subdivision thereof) in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure to comply with Section 3.01(h) or its failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of February 13, 2004, among Copano Pipelines Group, L.L.C., Copano Field Services/Copano Bay, L.P., Copano Field Services/Agua Dulce, L.P., Copano Field Services/South Texas, L.P., Copano Field Services/Live Oak, L.P., Copano Field Services/Central Gulf Coast, L.P., Copano Field Services/Upper Gulf Coast, L.P., Copano Pipelines/South Texas, L.P., Copano Pipelines/Upper Gulf Coast, L.P., Copano Pipelines/Hebbronville, L.P., Copano Energy Services/Upper Gulf Coast, L.P., Bank of America, N.A. (successor by merger to Fleet National Bank), as agent, and a syndicate of lenders, as amended or supplemented to the Closing Date.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated June 20, 2005, among the Borrower, the Administrative Agent, the Arranger, and Bank of America.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.06(h).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, each Restricted Subsidiary of the Borrower.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Termination Value” means, in respect of any one or more Hedging Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Contracts, (a) for any date on or after the date such Hedging Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Contracts, as determined based upon one or more mid-

market or other readily available quotations provided by any recognized dealer in such Hedging Contracts (which may include a Lender or any Affiliate of a Lender).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Hedging Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien (other than Liens described in Section 7.01(l))on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            capital leases and Synthetic Lease Obligations;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person (other than as permitted pursuant to Section 7.06) or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Hedging Contract on any date shall be deemed to be the Hedging Termination Value thereof as of such date.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Financial Statements” means:

(a)           the Audited Financial Statements;

(b)           the audited consolidated financial statements of the Borrower as of December 31, 2002 and December 31, 2003;

(c)           the unaudited consolidated financial statements of the Borrower as of March 31, 2005; and

(d)           the pro forma consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of March 31, 2005 after giving effect to the Acquisition.

“Interest Payment Date” means the last day of each Interest Period and the applicable Maturity Date.

“Interest Period” means each successive three-month period commencing on the Closing Date; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period shall extend beyond the applicable Maturity Date.

“Internal Control Event” means (a) a determination of a material weakness in, or (b) any fraud that involves management or other employees who have a significant role in, the Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, or (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or Equity Interests of, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“Kinder Morgan Gas Processing Agreement” means that certain Gas Processing Contract dated as of January 1, 2004, between Copano Processing, L.P. and Kinder Morgan Texas Pipeline, L.P., and that certain related Letter Agreement between Copano Processing, L.P. and Kinder Morgan Texas Pipeline, L.P., regarding prepayment of carbon dioxide handling fees, together with all amendments and modifications thereto permitted to be made by this Agreement.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means a Bridge Loan or a Rollover Loan, as applicable.

“Loan Documents” means this Agreement, each Note, the Fee Letter, the Engagement Letter, the Guaranty and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith (exclusive of term sheets and commitment letters).

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Maintenance Capital Expenditures” means, for any period, all amounts properly classified as capital expenditures under GAAP that are employed to replace partially or fully depreciated assets to maintain the existing operating capacity of assets and to extend their useful lives, or other amounts classified as capital expenditures under GAAP that are incurred in maintaining existing system volumes and related cash flows, excluding all costs associated with new well hook-ups.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower or the Borrower and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contracts” means (a) the Acquisition Documents, (b) the Kinder Morgan Gas Processing Agreement, (c) the New Dominion Gas Purchase Agreement, and (d) any other contract or arrangement to which the Borrower or any of its Restricted Subsidiaries is a party (other than the Loan Documents) that constitutes ten percent (10%) or more of the aggregate revenue of the Loan Parties on a consolidated basis.

“Maturity Date” means, with respect to the Bridge Loans, the Bridge Maturity Date, and with respect to the Rollover Loans, the Rollover Maturity Date.

“Maximum Rate” has the meaning specified in Section 10.09.

“Minimum Rate” means a percentage per annum initially equal to 8.50% per annum, which shall increase by 0.50% per annum at the end of the first Interest Period after the Closing Date, and the applicable percentage per annum will continue to increase by 0.50% per annum at the end of each Interest Period thereafter.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the remainder of (a) the gross proceeds received by any Loan Party from (i) a Disposition, (ii) the issuance of Additional Debt, or (iii) the issuance of Additional Equity, as applicable, less (b) underwriter discounts and commissions, investment banking fees, legal, accounting and other professional fees and expenses, and other usual and customary transaction costs, in each case only to the extent paid or payable by a Loan Party in cash and related to such Disposition, Additional Debt issuance, or Additional Equity issuance, as applicable.

“New Dominion Gas Purchase Agreement” means that certain Amended and Restated Gas Purchase and Processing Agreement dated May 1, 2005 between ScissorTail, Buyer/Processor, and New Dominion, L.L.C., Supplier.

“Non-Recourse Debt” means any Indebtedness of any Unrestricted Subsidiary, in each case in respect of which: (a) the holder or holders thereof (i) shall have recourse only to, and shall have the right to require the obligations of such Unrestricted Subsidiary to be performed, satisfied, and paid only out of, the property of such Unrestricted Subsidiary and/or one or more of its Subsidiaries (but only to the extent that such Subsidiaries are Unrestricted Subsidiaries)

and/or any other Person (other than the Borrower and/or any Restricted Subsidiary) and (ii) shall have no direct or indirect recourse (including by way of guaranty, support or indemnity) to the Borrower or any Restricted Subsidiary or to any of the property of the Borrower or any Restricted Subsidiary, whether for principal, interest, fees, expenses or otherwise; and (b) with respect to any such Indebtedness of any Unrestricted Subsidiary in which the Borrower directly or indirectly owns 75% or more of the Equity Interests thereof, the terms and conditions relating to the non-recourse nature of such Indebtedness are in form and substance reasonably acceptable to the Administrative Agent.

“Note” means a Bridge Note or a Rollover Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Offering Materials” has the meaning specified in Section 6.16.

“Offering Requirements” means the provisions, conditions, requirements, recommendations and preferences (a) under Regulation S-X under the Securities Act (“Regulation S-X”) and all other accounting rules and regulations of the SEC promulgated under the Securities Act, applicable to a registration statement under the Securities Act on Form S-1, (b) as would be necessary for customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with any offering of any Permanent Financing, and (c) as are customary and appropriate for such a document and as may otherwise be reasonably required by the Arranger (including, without limitation, all audited, pro forma and other financial statements and schedules of the type that would be required in a registered public offering of any Permanent Financing on Form S-1).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means, with respect to, (a) Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date; and (b) Exchange Notes on any date, the aggregate outstanding principal amount thereof after giving effect to any exchanges, issuances, prepayments, repayments and redemptions of Exchange Notes, as the case may be, occurring on such date.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permanent Financing” means any debt securities or other Indebtedness issued or incurred by the Borrower for the purpose of refinancing the Bridge Facility.

“Permanent Financing Documents” means, with respect to any Permanent Financing, the agreements, indentures, notes, guaranties, supplements, instruments and other documents (including any exchange notes and securities) pursuant to which such Permanent Financing, if any, is issued or incurred or otherwise setting forth the terms of the Permanent Financing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“Registration Rights Agreement” has the meaning specified in Section 6.17(a).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, registered holders of Exchange Notes and Lenders holding more than 50% of the sum of the Outstanding Amounts.

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president, manager, treasurer or assistant treasurer of a Loan Party (or any general partner, managing member or Person in a similar capacity with respect thereto).  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Restricted Subsidiary” means each Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Risk Management Policy” means the Risk Management Policy attached hereto as Exhibit I, as the same may be revised, amended, supplemented, modified or replaced from time to time (with any material revisions, amendments, supplements, modifications or replacements being reasonably satisfactory to Administrative Agent).

“Rollover Date” means the first anniversary of the Closing Date if the conditions set forth in Section 2.02 shall have been satisfied, or such later date as permitted by Section 2.02.

“Rollover Loan” has the meaning specified in Section 2.02.

“Rollover Maturity Date” means, if the Rollover Date shall have occurred, the seventh anniversary of the Closing Date.

“Rollover Note” means a promissory note made by the Borrower in favor of a Lender, in substantially the form of Exhibit C, issued by the Borrower to such Lender in exchange for its Bridge Note.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“ScissorTail” means ScissorTail Energy, LLC, a Delaware limited liability company.

“ScissorTail Credit Facility” means that certain Amended and Restated Loan and Security Agreement, dated as of May 30, 2002, as amended, among ScissorTail, Bank of America, N.A. and the other lenders party thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Security Act” means the Security Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date both (a) (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (b) such Loan Party is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Southern Dome” means Southern Dome, LLC, a Delaware limited liability company, in which Borrower owns, directly or indirectly, a majority interest.

“SPC” has the meaning specified in Section 10.06(h).

“Specified Default” means any Event of Default under Section 8.01(a), (f) or (g).

“Subordinate Documents” means those agreements, documents, instruments and writings at any time delivered in connection with or evidencing Subordinated Debt, as amended, supplemented or restated.

“Subordinated Debt” means all Indebtedness of the Borrower and its Restricted Subsidiaries on a consolidated basis for money borrowed (a) the structure, amount, term, tenor and incurrence thereof is approved in writing by the Required Lenders, (b) on terms and conditions less restrictive than the Loan Documents, and (c) subordinated, upon terms satisfactory to the Administrative Agent (which may include payment restrictions, restrictions on enforcement of remedies, restrictions on amendment or modification of the terms and conditions of such Indebtedness and restrictions on such creditor’s rights in insolvency or bankruptcy proceedings), in right of payment to the payment in full in cash of all Obligations.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Syndication Information” means any written marketing materials, including all financial information and data, and any information memorandum used by the Arranger in connection with the syndication of the Bridge Facility.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $5,000,000.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means Estes Cove Facilities, L.L.C., Nueces Gathering, L.L.C., Southern Dome, Webb/Duval Gatherers, or any other Subsidiary of the Borrower designated as such on Schedule 5.13 or which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 7.18.

1.02        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.

(a)           Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)           Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB Interpretation No. 46 — Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04        Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II.
THE BRIDGE FACILITY

2.01        The Bridge Loans.  (a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make a loan (each a “Bridge Loan”) to the Borrower on the Closing Date in the amount of such Lender’s Commitment.  The Bridge Borrowing shall consist of Bridge Loans made simultaneously by the Lenders in accordance with their respective Applicable Percentage of the Bridge Facility.  Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

(b)           Each Lender shall make the amount of its Bridge Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Closing Date.  Upon satisfaction of the conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Banc of America Bridge with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period upon determination of such interest rate.

2.02        Conversion to Rollover Loans.  (a) On the Bridge Maturity Date, or such later date as permitted by the next sentence of this Section 2.02(a), the Bridge Loans of each Lender shall automatically be converted to a senior term loan maturing on the Rollover Maturity Date (each, a “Rollover Loan”) if the following conditions shall have been satisfied on such date: (i) no Default or Event of Default shall have occurred and be continuing, (ii) all fees due to the Arranger and the Lenders shall have been paid in full and (iii) the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower certifying to the foregoing and requesting a conversion of the Bridge Loans to Rollover Loans (the “Conversion Notice”).  If the foregoing conditions shall not have been satisfied on the Bridge Maturity Date, the Rollover Date shall not occur unless and until (x) each Lender waives satisfaction of the foregoing conditions, or (y) each Lender otherwise agrees.  The Borrower shall repay to the

Administrative Agent for the ratable account of the Lenders the aggregate principal amount of the Rollover Loans on the Rollover Maturity Date.

(b)           Each Lender shall deliver its Bridge Note to the Administrative Agent within three Business Days following delivery of the Conversion Notice.  Not later than the third Business Day after delivery of the Conversion Notice, the Administrative Agent shall deliver each Bridge Note so delivered to it to the Borrower for cancellation and the Borrower shall issue a replacement Rollover Note to each Lender in an amount equal to the then outstanding principal amount of such Lender’s Loan.

(c)           Upon the Rollover Date, the obligations of the Borrower and each of its Subsidiaries under Section 7.21 shall be discharged and released and, thereafter, any failure to comply with Section 7.21 will not constitute a Default or Event of Default; provided, that, notwithstanding the foregoing, if it is subsequently determined or discovered that a Default under Section 8.0l(f) or (g) had occurred and was continuing on the Rollover Date, (i) this Section 2.02(c) shall not be, or be deemed to constitute, a waiver thereof, and (ii) each of the discharges, release set forth in this Section 2.02(c) shall automatically be rescinded and the provisions of Section 7.21 shall be reinstated and apply to the Borrower and each of its Subsidiaries, in each case, as in effect prior to giving effect to the release and modifications contemplated in this Section 2.02(c).

2.03        Option to Exchange Rollover Loans for Exchange Notes; Exchange Notes Provisions.  (a) On any Business Day on or after the Rollover Date, any Lender may elect to exchange all or any portion of its Rollover Loan for one or more Exchange Notes by giving not less than three Business Days’ prior irrevocable written notice of such election to the Borrower, the Administrative Agent and the Exchange Note Trustee, specifying the principal amount of its Rollover Loan to be exchanged (which shall be at least $1,000,000 and integral multiples in excess thereof), the name of the proposed registered holder and, subject to the terms of the Exchange Note Indenture, the amount of each Exchange Note requested to be issued (each such notice, an “Exchange Notice”).  Upon Lenders holding an aggregate principal amount of the Rollover Loans in an amount equal to or greater than $42,500,000 having made such election, the Borrower shall issue Exchange Notes in exchange for such Rollover Loans and any additional Rollover Loans elected to be exchanged for Exchange Notes.  Any such exchanging Lender shall deliver any Rollover Notes held by it evidencing the amount of its Rollover Loan requested to be exchanged to the Administrative Agent within three Business Days following delivery of an Exchange Notice.  Rollover Loans exchanged for Exchange Notes pursuant to this Section 2.03 shall be deemed repaid and canceled and the Exchange Notes so issued shall be governed by the provisions of the Exchange Note Indenture.

(b)           Not later than the third Business Day after delivery of an Exchange Notice:

(i)            the Administrative Agent shall deliver each Rollover Note so delivered to it to the Borrower for cancellation and, if applicable, the Borrower shall issue a replacement Rollover Note to each exchanging Lender in an amount equal to the principal amount of such Lender’s Rollover Loan that is not being exchanged, or the Administrative Agent shall make a notation on the surrendered Rollover Note to the effect that a portion of the Rollover Loan represented thereby has been repaid; and

(ii)           the Administrative Agent shall deliver the applicable Exchange Notes to the Exchange Note Trustee for authentication and delivery to the holder or holders thereof specified in the Exchange Notice.

(c)           Each Exchange Note issued pursuant to this Section 2.03 shall continue to bear and accrue interest at the rate per annum applicable to the Rollover Loans until such rate per annum shall become fixed in accordance with the terms of the Exchange Note Indenture, in which case, the applicable rate per annum shall be determined pursuant to the Exchange Note Indenture.  Unless otherwise provided in the Exchange Note Indenture, accrued but unpaid interest on Rollover Loans through the date of such exchange shall be paid on the date of such exchange, together with any additional amounts required pursuant to Section 3.05, and the Exchange Notes received in such exchange shall bear and accrue interest from and including the date of issuance of such Exchange Note.

(d)           If the Covenant Release Date shall have occurred, upon delivery of a Covenant Release Notice to the Administrative Agent, (A) the obligations of the Borrower and each of its Subsidiaries under each of the covenants set forth in Article VI and Article VII shall be discharged and released and, thereafter, any failure to comply with those covenants will not constitute a Default or Event of Default, (B) concurrently with such discharge and release, each of the covenants set forth in the Exchange Note Indenture applicable to the Borrower or the “Company”, the “Issuer”, a “Guarantor”, a “Subsidiary” or a “Restricted Subsidiary” thereunder shall automatically be incorporated herein by reference, and form a part hereof, and shall automatically apply mutatis mutandis to the Borrower and each of its Subsidiaries hereunder as if the Borrower were the “Company” or the “Issuer” thereunder, each Guarantor were a “Guarantor” thereunder and each Subsidiary of the Borrower were a “Subsidiary” and a “Restricted Subsidiary” or “Unrestricted Subsidiary” of the Borrower, as applicable, thereunder and the Administrative Agent were the “Trustee” or “Indenture Trustee” thereunder, and the Borrower and each of its Subsidiaries shall be, and hereby agrees that it shall be, bound by the terms of such covenants as if fully set forth herein, and (C) each of the Events of Default set forth in Section 8.01 shall replaced in their entirety with the events of default specified in the Exchange Notes Indenture; provided, that, notwithstanding the foregoing, if it is subsequently determined or discovered that a Default under Section 8.0l(f) or (g) had occurred and was continuing at the time of delivery of the Covenant Release Certificate, (x) such Default and any other Default then continuing shall nonetheless be, and continue to constitute, a Default hereunder, which, for the avoidance of doubt shall automatically be reinstated, and this Section 2.03(d) shall not be, or be deemed to constitute, a waiver thereof, and (y) each of the discharges, releases, replacements and modifications set forth in clauses (A), (B), (C) and (D) shall automatically be rescinded and the provisions of Articles VI, VII and VIII shall be reinstated and apply to the Borrower and each of its Subsidiaries or Restricted Subsidiaries, as applicable, in each case, as in effect prior to giving effect to the discharges, releases, replacements and modifications contemplated in this Section 2.03(d).

2.04        Prepayments.  (a) Optional.  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans, in whole or in part, without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage).  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.

(b)           Mandatory. (i) If any Permanent Financing is issued or incurred, on the date any Loan Party receives the Net Cash Proceeds of the issuance or incurrence of such Permanent Financing, the Borrower shall immediately apply all such Net Cash Proceeds to prepay the aggregate principal Outstanding Amounts under the Bridge Facility and, thereafter, in accordance with Section 8.03.

(ii)           Upon the sale or issuance by the Borrower of any of its Equity Interests (other than any sales or issuances of Equity Interests by the Borrower to any directors, officers or employees of the Borrower or any of its Subsidiaries), the Borrower shall prepay an aggregate principal amount of Bridge Facility equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof.

(iii)          Upon the incurrence or issuance by any Loan Party or any of its Subsidiaries of any unsecured Indebtedness not permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall prepay an aggregate principal amount of the Bridge Facility equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof.

(c)           Change of Control (i) Within 30 days after the occurrence of a Change of Control, the Borrower shall either repay all obligations under the Credit Agreement or obtain any required consents under the Credit Agreement to make the offer described below (the “Change of Control Offer”).

(ii)           Upon the occurrence of a Change of Control, each Lender will have the right to require the Borrower to prepay all or any part of such Lender’s Loans pursuant to the Change of Control Offer at a prepayment price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of prepayment (the “Change of Control Payment”).  Within 10 days following any Change of Control, the Borrower will deliver a written notice (the “Change of Control Notice”) to the Administrative Agent in the manner provided for notices in Section 10.02 and the Administrative Agent will promptly forward such Change of Control Notice to each Lender in such manner.  The Change of Control Notice shall describe the transaction or transactions that constituted the Change of Control and offer to repay the Loans on the date specified in such Change of Control Notice, which date shall be no earlier than 30 days but no later than 60 days from the date of the occurrence of the Change of Control (the “Change of Control Payment Date”), pursuant to the procedures set forth below.

(iii)          The Change of Control Offer shall remain open from the time of mailing of the Change of Control Notice until ten Business Days prior to the anticipated Change of Control Payment Date.  The Change of Control Notice shall contain all instructions and materials necessary to enable the Lenders to elect to be prepaid pursuant to the Change of Control Offer.  To accept the Change of Control Offer, in whole or in part, a Lender shall notify the Borrower in writing (with a copy to the Administrative Agent) in the manner provided for notices in Section 10.02 or as otherwise provided in the Change of Control Offer not later than ten Business Days prior to the anticipated Change of Control Payment Date.

(iv)          On the Change of Control Payment Date, the Borrower shall (A) make the Change of Control Payment for each Loan (or portion thereof) elected to be repaid pursuant to the Change of Control Offer by delivering the Change of Control Payments to the Administrative Agent for transmittal to the applicable Lenders (such delivery by the Borrower constituting the satisfaction of its obligations to make such Change of Control Payments) and (B) deliver to each such Lender a new Note (if requested) equal in principal amount (excluding premiums, if any) to the unpurchased portion of the corresponding Note surrendered by such Lender, if any.  Each Lender requesting a new Note shall, as a condition to the issuance of a new Note deliver its existing Note to the Borrower or to the Administrative Agent on the Borrower’s behalf in which case the Administrative Agent shall deliver such Note to the Borrower upon the Borrower’s issuance of the new Note.  The Administrative Agent will notify the remaining Lenders of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

2.05        Reduction of Commitments.  The aggregate Commitments shall be automatically and permanently reduced to zero on the date of the Bridge Borrowing.

2.06        Repayment of Bridge Loans.  The Bridge Loans will mature on the Bridge Maturity Date.  Subject to Section 2.02, the Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the aggregate principal amount of the Bridge Loans on the Bridge Maturity Date.

2.07        Interest.  (a) Subject to the provisions of Section 2.07(b), each Loan shall bear and accrue interest on the outstanding principal amount thereof for each Interest Period at a rate equal to the greater of (a) the Eurodollar Rate for such Interest Period (as determined pursuant to Section 2.09) plus the Applicable Rate and (b) the Minimum Rate in effect during such Interest Period; provided, that, except as provided in Section 2.07(b), such interest shall not exceed a rate of 11.00% per annum; provided, further, that the portion, if any, of any interest payable at a rate in excess of 10.50% per annum may be paid by capitalizing such interest and adding it to the principal of such Loan.

(b)           Notwithstanding the limitations set forth in Section 2.07(a):

(i)            upon the occurrence and during the continuance of any Specified Default, the Borrower shall pay interest on all outstanding Obligations under the Loan Documents at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable Laws;

(ii)           if a shelf registration statement shall not have been filed pursuant to Section 6.17(c) on or prior to the date that is 270 days after the Closing Date, the Borrower shall pay additional interest on all outstanding Obligations under the Loan Documents until the shelf registration shall have been filed at a rate per annum equal to (A) 0.25% per annum from and including the date that is 271 days after the Closing Date to and excluding the date that is 360 days after the Closing Date, (B) 0.50% per annum from and including the date that is 360 days after the Closing Date to and excluding the date that is 450 days after the Closing Date, (C) 0.75% per annum from and including the date that is 450 days after the Closing Date to and excluding the date that is 540 days after the Closing Date, and (D) 1.00% per annum from and including the date that is 540 days after the Closing Date to and excluding the date on which the shelf registration shall have been filed;

(iii)          if a shelf registration statement shall have been filed, but not declared effective, pursuant to Section 6.17(c) on or prior to the date that is 450 days after the Closing Date, the Borrower shall pay additional interest on all outstanding Obligations under the Loan Documents until the shelf registration shall have been declared effective at a rate per annum equal to 0.25% per annum from and including the date that is 451 days after the Closing Date to and excluding the date on which the shelf registration shall have been declared effective; and

(iv)          if the Offering Materials shall not have been completed and made available pursuant to Section 6.16(a) on or prior to the date that is 60 days after the Closing Date, the Borrower shall pay additional interest on all outstanding Obligations; under the Loan Documents until the Offering Materials shall have been completed and made available at a rate per annum equal to (A) 0.25% per annum from and including the date that is 61 days after the Closing Date to and excluding the date that is 90 days after the Closing Date, (B) 0.50% per annum from and including the date that is 90 days after the Closing Date to and excluding the date that is 180 days after the Closing Date, (C) 0.75% per annum from and including the date that is 180 days after the Closing Date to and excluding the date that is 270 days after the Closing Date, and (D) 1.00% per annum from and including the date that is 270 days after the Closing Date to and excluding the date on which the Offering Materials shall have been completed and made available;

provided, that (A) interest payable under clauses (i), (ii), (iii) and (iv) shall be cumulative and not mutually exclusive, and (B) the aggregate rate per annum with respect to additional interest payable pursuant to clauses (ii) and (iv) shall not exceed 1.00% per annum.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding with respect to the Borrower under any Debtor Relief Law.

2.08        Fees.  The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  The Borrower shall pay to the Administrative Agent such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09        Computation of Interest and Fees.  The Administrative Agent shall determine the Eurodollar Rate no more than 3 Business Days, and no less than 1 Business Day, prior to the Closing Date and thereafter, the first day of each subsequent Interest Period.  Upon such determination, the Administrative Agent shall notify the Borrower and each Lender of such determination.  All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10        Evidence of Debt.  The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent (set forth in the Register) shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Bridge Note, which shall evidence such Lender’s Bridge Loans in addition to such accounts or records.  Each Lender may attach schedules to its Bridge Note and endorse thereon the date, amount and maturity of its Bridge Loans and payments with respect thereto.

2.11        Payments Generally; Administrative Agent’s Clawback.  (a) General All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be included in computing interest or fees, as the case may be.

(b)           (i) Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s share of the Bridge Loans, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.01 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the Bridge Loans available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the Minimum Rate.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the Bridge Loans to the Administrative Agent, then the amount so paid shall constitute such Lender’s Bridge Loans.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Bridge Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the borrowing of Bridge Loans set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative

Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Bridge Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Bridge Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Bridge Loan or to make its payment under Section 10.04(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Insufficient Payment.  Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03.

2.12        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof of Bridge Facility as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on the Outstanding Amount of their respective Loans and other amounts owing them, provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Each Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a holder of ten percent (10%) or more of the capital or profit interests of the Borrower within the meaning of section 871(h)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of  Internal Revenue Service Form W-8BEN, or

(iv)          any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

(f)          United States Lenders.  Upon request of the Borrower or the Administrative Agent, a Lender that is a United States person within the meaning of Section 7701(a)(30) of the Code shall deliver to such requesting party (in such number of copies as shall be requested thereby) duly completed copies of Internal Revenue Service Form W-9, or any successor or other applicable form.

(g)           Treatment of Certain Refunds.  If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02        Illegality.  If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Loans bearing interest at the Minimum Rate in effect at such time, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03        Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any Eurodollar Rate Loans that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loans, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any Interest Period with respect to a Eurodollar Rate Loan, or (c) the Eurodollar Rate for any Interest Period with respect to a Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  In such event, the rate of interest for the applicable Interest Period shall be the Minimum Rate in effect at such time.  Thereafter, the obligation of the Lenders to make or continue Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.

3.04        Increased Costs; Reserves on Eurodollar Rate Loans.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii)           subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)          impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05        Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan on the date or in the amount notified by the Borrower; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06        Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender gives a notice pursuant to Section 3.02, the Borrower may replace such Lender in accordance with Section 10.13.

3.07        Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO BRIDGE LOANS

4.01        Conditions Precedent to Bridge Loans.  The obligation of each Lender to make its Bridge Loan hereunder is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)            executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)           a Bridge Note executed by the Borrower in favor of each Lender requesting a Bridge Note;

(iii)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)          such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and each Guarantor is validly existing, in good standing and qualified to engage in business in each jurisdiction required by Section 5.01;

(v)           favorable opinions of Vinson & Elkins LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit G and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(vi)          a certificate of a Responsible Officer of the Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by any Loan Party and the validity against any such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii)         the Initial Financial Statements;

(viii)        a certificate signed by a Responsible Officer of the Borrower certifying (A) that the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document are true and correct in all material respects on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (B) that no Default exists, or would result from such the Bridge Loans or from the application of the proceeds thereof; (C) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; (D) that, after giving effect to the Indebtedness (including all letters of credit issued or deemed issued thereunder) incurred by the Borrower under the Credit Agreement on the Closing Date, the Borrower could borrow at least an additional $75,000,000 under the Credit Agreement, and (E) that contemporaneously with the making of the Bridge Loans, the Borrower shall receive gross proceeds of at least $175,000,000 from the issuance of Equity Interests;

(ix)          evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(x)           documents, in form and substance reasonably satisfactory to Administrative Agent, assigning the Indebtedness and Liens under the Comerica Credit Facility and the ScissorTail Credit Facility to the Credit Facility Agent on the Closing Date, and confirming the termination of such credit facilities;

(xi)          a report summarizing all Hedging Contracts entered into by the Borrower or any Restricted Subsidiary and in effect as of the Closing Date, which Hedging Contracts shall be sufficient to mitigate Borrower’s and Restricted Subsidiaries’ commodity price risk as of the Closing Date as determined by Administrative Agent;

(xii)         a certificate from a Responsible Officer of the Borrower, in substantially the form of Exhibit H hereto, attesting to the Solvency of each Loan Party before and after giving effect to the transactions contemplated by this Agreement and the Acquisition Documents;

(xiii)        a certificate from a Responsible Officer of the Borrower (A) attaching forecasts, in form reasonably satisfactory to the Administrative Agent, of income statements for the fiscal quarter ending December 31, 2005 and for each year commencing with the first fiscal year of the Borrower following the Closing Date through the fifth anniversary of the Closing Date, (B) certifying that (1) the pro forma Consolidated EBITDA (calculated giving pro forma effect to the Acquisition) for the twelve months ended March 31, 2005 was not less than $72,000,000, (2) the pro forma Consolidated Total Leverage Ratio (calculated giving pro forma effect to the Acquisition) for the twelve months ended March 31, 2005 was not greater than 5.9 to 1.0, and (3) such pro forma financial statements and forecasts were prepared in good faith on the basis of assumptions that were fair in light of then existing conditions (subject to the proviso that it is understood that such pro forma financial statements and forecasts are necessarily based upon professional opinions, estimates and projections and that the Borrower does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate), and (C) certifying (prior to giving effect to the Acquisition) as to matters that would be required by Section 302 of Sarbanes-Oxley;

(xiv)        a copy of each Acquisition Document, together with a certificate from the Responsible Officer of the Borrower certifying that (A) such copies are accurate and complete and represent the complete understanding and agreement of the parties thereto, (B) no material right or obligation of any party thereto has been modified, amended or waived, except as otherwise disclosed in such certificate, (C) the Borrower has obtained all approvals (if any) required pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, or the waiting period with respect thereto has expired, and (D) subject only to the contemporaneous funding of the Bridge Borrowing to be made hereunder and the incurrence on the Closing Date of Indebtedness under the Credit Agreement, the Acquisition has been consummated on the terms set forth in such Acquisition Documents; and

(xv)         such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b)           The Acquisition shall have been contemporaneously completed pursuant to the terms of the Acquisition Documents, and as a result thereof, the Acquisition Subsidiary shall have directly or indirectly acquired good title to all of the Equity Interests contemplated to be transferred by the Acquisition Documents, free and clear of all liens except Liens permitted under Section 7.01.

(c)           The transactions contemplated by the Credit Agreement shall have been contemporaneously consummated upon terms and conditions satisfactory to the Administrative Agent.

(d)           Any fees required to be paid by the Borrower to the Administrative Agent, the Arranger and the Lenders on or before the Closing Date shall have been paid.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01        Existence, Qualification and Power; Compliance with Laws.  Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws applicable to it; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.  Each Loan Party is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03        Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or any Acquisition Document.

5.04        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

5.05        Financial Statements; No Material Adverse Effect; No Internal Control Event.

(a)           The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes and Indebtedness.

(b)           The unaudited consolidated balance sheets of the Borrower and its Subsidiaries dated March 31, 2005, and the related consolidated statements of income or operations, members’ capital and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.  Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date hereof, including liabilities for taxes and Indebtedness, not disclosed in the Initial Financial Statements.

(c)           Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)           Since the date of the Audited Financial Statements, no Internal Control Event has occurred.

(e)           The consolidated pro forma balance sheet of the Borrower and its Restricted Subsidiaries as at March 31, 2005 (taking into account the Acquisition), and the related consolidated pro forma statements of income of the Borrower and its Restricted Subsidiaries for the period covered thereby, certified by the chief financial officer of the Borrower, copies of which have been furnished to each Lender, fairly present in all material respects the consolidated pro forma financial condition of the Borrower and its Restricted Subsidiaries (after giving effect to the Acquisition) as at such date and the consolidated pro forma results of operations of the Borrower and its Restricted Subsidiaries for the period ended on such date, all in accordance with GAAP.

5.06        Litigation.  There are no actions, suits, investigations, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or the extensions of credit contemplated hereby, (b) purport to affect or pertain to the

Acquisition or any Acquisition Document, or (c) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07        No Default.  Neither the Borrower nor any Restricted Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08        Ownership of Property; Liens.  Each of the Borrower and each Restricted Subsidiary has good record and marketable title to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of the Borrower and its Restricted Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09        Environmental Compliance.  The Borrower and its Restricted Subsidiaries periodically conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10        Insurance.  The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates.

5.11        Taxes.  The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12        ERISA Compliance.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i)  No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13        Subsidiaries; Equity Interests.  The Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been issued and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens other than Liens permitted under Section 7.01.  The Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.  Schedule 5.13 identifies each Subsidiary as either Restricted or Unrestricted, its state of organization, and its organizational identification number, and each Restricted Subsidiary on such schedule is a wholly-owned Subsidiary.

5.14        Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a)           The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)           None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15        Disclosure.  The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other written information furnished, including Syndication Information, by or on behalf of any Loan Party to the Arranger, the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document or the syndication of the Bridge Facility (in each case, as modified or supplemented by other information so furnished) contains any misstatement of fact or omits to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading with respect to the Borrower and its Restricted Subsidiaries and their operations, business and properties, taken as a whole; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  The Offering Materials, when completed, for any Permanent Financing will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not materially misleading.

5.16        Compliance with Laws.  Each of the Borrower and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17        Intellectual Property; Licenses, Etc.  The Borrower and its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person.  To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Restricted Subsidiary infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18        Labor Disputes and Acts of God.  Neither the business nor the properties of any Loan Party has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), which could reasonably be expected to have a Material Adverse Effect.

5.19        Solvency.  Upon giving effect to the execution of this Agreement and the other Loan Documents by the Borrower and each Guarantor that is a party thereto, the consummation of the transactions contemplated hereby and thereby, the consummation of the transactions contemplated by the Credit Agreement and the incurrence of Indebtedness thereunder and the consummation of the Acquisition, the Borrower and each Guarantor will be Solvent.

5.20        Acquisition Closing.

(a)           After giving effect to the Acquisition, all representations and warranties made by any Loan Party in any Loan Document will be true and correct in all material respects on and as of the Closing Date.

(b)           On the Closing Date, each of the representations and warranties made by any party in the Acquisition Documents is true and correct in all material respects, other than with respect to those matters of which a Responsible Officer has obtained knowledge thereof following the Closing Date, which the Borrower reasonably believes do not result in an aggregate diminution in value of the assets and properties acquired pursuant to the Acquisition in an amount in excess of escrowed funds under the Acquisition Agreement that will be disbursed to the Borrower as a result thereof; and none of such parties has failed to perform any material obligation or covenant required by the Acquisition Documents to be performed or complied with by it on or before the Closing Date.  Simultaneously with the making of the Bridge Loans on the Closing Date, the Acquisition will have been consummated in compliance with the material terms and conditions of the Acquisition Documents and all conditions precedent to such consummation will be fully satisfied or waived.

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Restricted Subsidiary (as applicable) to:

6.01        Financial Statements.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries (with consolidating balance sheets breaking out (i) the Borrower and its Subsidiaries, excluding (x) ScissorTail and its Subsidiaries (if any) and (y) any Unrestricted Subsidiaries described in clause (iii) below, (ii) ScissorTail and its Subsidiaries (if any), and (iii) to the extent included in such consolidated balance sheet, Unrestricted Subsidiaries with aggregate assets in excess of $1,000,000), as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations and members’ capital (or other form of owners’ equity) and consolidated cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) an attestation report of such Registered Public Accounting Firm as to the Borrower’s internal controls pursuant to Section 404 of Sarbanes-Oxley that does not identify any material weaknesses or scope limitations, other than (1) scope limitations related to acquisitions by the Borrower or the Restricted Subsidiaries that are effected during the period covered by the attestation report or (2) material weaknesses or scope limitations to which the Required Lenders do not object; and such consolidating statements to be certified by a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries; and

(b)           as soon as available, but in any event within 45 days (or, with respect to the fiscal quarter ending September 30, 2005, 60 days) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended September 30, 2005), a consolidated balance sheet of the Borrower and its Subsidiaries (with consolidating balance sheets breaking out (i) the Borrower and its Subsidiaries, excluding (x) ScissorTail and its Subsidiaries (if any) and (y) Unrestricted Subsidiaries described in clause (iii) below, (ii) ScissorTail and its Subsidiaries (if any) and (iii) to the extent included in such consolidated balance sheet, Unrestricted Subsidiaries with aggregate assets in excess of $1,000,000), as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations and members’ capital (or other form of owners’ equity) and consolidated cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, members’ capital (or other owners’ equity) and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02        Certificates; Other Information.  Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)           concurrently with the delivery of the financial statements referred to in Section 6.01(a), the audit report and opinion referred to therein;

(b)           concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c)           promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(d)           promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the members of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower has filed with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)           promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Restricted Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f)            promptly, and in any event within five Business Days after receipt thereof by any Loan Party, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(g)           promptly upon the occurrence thereof, notice of any acquisition or divestiture by the Borrower or any of its Restricted Subsidiaries of any assets or properties in excess of $5,000,000;

(h)           promptly upon its becoming available, copies of all notices or documents received by the Borrower or any other Loan Party pursuant to any Material Contract alleging a material default or nonperformance by such Person thereunder or terminating or suspending any such Material Contract;

(i)            as soon as available, and in any event within 60 days after the end of each fiscal year, a financial plan for the Borrower (in form reasonably satisfactory to the Administrative Agent), prepared or caused to be prepared by a Responsible Officer of the Borrower, setting forth for the then calendar year and financial projections for the Borrower;

(j)            concurrently with the annual renewal of the Loan Parties’ insurance policies, if requested by the Administrative Agent, a certificate of insurance showing all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect; and

(k)           promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which Borrower provides to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents (delivery of the Compliance Certificates required to be delivered pursuant to Section 6.02(d) also being deemed delivered on such date if included within such electronic mail under this clause (iii)); provided, the Borrower shall upon the request of Administrative Agent provide to the Administrative Agent paper copies of any such electronically delivered Compliance Certificates); provided further, that the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents pursuant to clause (i) or (ii) above and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents, and Administrative hereby agrees that it shall use reasonable commercial efforts to post such documents received pursuant to this clause (iii) on the Borrower’s behalf to a commercial, third-party or other website sponsored by the Administrative Agent and notify the Lenders of such posting.  Except as expressly provided in the foregoing clause (iii) the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03        Notices.  Promptly notify the Administrative Agent and each Lender after any Responsible Officer has knowledge:

(a)           of the occurrence of any Default;

(b)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Restricted Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)           of the occurrence of any ERISA Event;

(d)           of any material change in accounting policies or financial reporting practices adopted by the Borrower or any Restricted Subsidiary; and

(e)           of the occurrence of any Internal Control Event the occurrence of which would require disclosure under the Securities Laws.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04        Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary; and (b) all lawful claims which, if unpaid, would by Law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary.

6.05        Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06        Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07        Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing (a) that such policies may not be canceled or reduced or affected in any material manner for any reason without 30 days prior notice to the Administrative Agent, and (b) for any other matters which the Administrative Agent may reasonably require.

6.08        Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09        Books and Records.  Maintain proper books of record in conformity with GAAP consistently applied regarding all financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be.

6.10        Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11        Use of Proceeds.  Use the proceeds of the Bridge Borrowing (a) to partially finance the Acquisition, (b) to refinance outstanding Indebtedness under the Existing Credit Agreement, (c) to retire the outstanding Indebtedness under the Comerica Credit Facility and the ScissorTail Credit Facility, and (d) for the payment of fees and expenses relating to the Acquisition, the Credit Agreement and this Agreement.

6.12        Additional Guarantors.  Notify the Administrative Agent at the time that any Person becomes a Restricted Subsidiary of the Borrower, and promptly thereafter (and in any event within 15 days), cause such Person to (a) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or a joinder thereto in the form attached as Exhibit F, and (b) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and, upon request of the Administrative Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

6.13        Environmental Matters; Environmental Reviews.

(a)           (i) Comply in all material respects with all Environmental Laws now or hereafter applicable to such Person as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters, (ii) obtain, at or prior to the time required by applicable Environmental Laws, all permits, licenses and other authorizations under applicable Environmental Laws necessary for its then current operations and will maintain such authorizations in full force and effect, (iii) conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up Hazardous Materials at or from any of its properties, as may be required by, and in accordance with the requirements of, applicable Environmental Laws.  Promptly pay and discharge when due all debts, claims, liabilities and obligations with respect to any clean-up or remediation measures necessary to comply with Environmental Laws unless, in each case, the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Person.

(b)           Promptly furnish to Administrative Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by such Person, or of which it has notice, pending or threatened against such Person, the potential liability of which exceeds $5,000,000 or could reasonably be expected to have a Material Adverse Effect if resolved adversely against such Person, by any Governmental Authority with respect to any alleged violation of or non-compliance with any applicable Environmental Laws or any permits, licenses or authorizations required under applicable Environmental Laws in connection with its ownership or use of its properties or the operation of its business.

(c)           Promptly furnish to Administrative Agent all written requests for information, notices of claim, demand letters, and other written notifications, received by such Person in connection with its ownership or use of its properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material arising from its operations at any location, the potential liability of which exceeds $5,000,000 or could reasonably be expected to have a Material Adverse Effect if resolved adversely against such Person.

6.14        Compliance with Agreements.  Observe, perform or comply with each Material Contract, unless any such failure to so observe, perform or comply is remedied within the applicable period of grace (if any) provided in such Material Contract or unless such failure to so observe, perform or comply would not reasonably be expected to have a Material Adverse Effect.

6.15        Unrestricted Subsidiaries.  Will cause the management, business and affairs of each of the Borrower and its Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting properties of the Borrower and its Restricted Subsidiaries to be commingled)

so that each Unrestricted Subsidiary that is a corporation or other legal entity will be treated as an entity separate and distinct from the Borrower and the Restricted Subsidiaries.

6.16        Permanent Financing.  Use all commercially reasonable efforts to refinance, or cause the refinancing of, the Loans with the proceeds of the Permanent Financing as promptly as practicable after the Closing Date, which shall include, without limitation:

(a)           As soon as possible, but not later than 60 days after the Closing Date, the Borrower shall (i) complete and make available to the Arranger and potential investors a preliminary offering memorandum, circular or prospectus for the offer, sale or placement of any Permanent Financing pursuant to Rule 144A of the rules and regulations under the Securities Act (the “Offering Materials”) with registration rights, containing such information, data and disclosures as may be required pursuant to the Offering Requirements, and (ii) cause any Permanent Financing to have been rated by S&P and Moody’s; provided, that the Administrative Agent may, in its reasonable discretion, extend such 60 day period with respect to either, or both, of clauses (i) and (ii) by additional successive periods of up to 60 days each (the duration of each such period to be in the sole discretion of the Administrative Agent) so long as no such period extends to, or any date after, the Bridge Maturity Date.

(b)           The Borrower shall comply with the terms of the Fee Letter and the Engagement Letter, each of which the Borrower hereby confirms and agrees remains in full force and effect and shall continue as such in accordance with their respective terms notwithstanding the execution and delivery of this Agreement; provided that, to the extent that the provisions of Section 2 of the Fee Letter directly conflict with Section 6.16(a) hereof, the provisions of Section 6.16(a) shall control.

6.17        Exchange Note Indenture.  If any Obligations under the Bridge Facility remain outstanding on the date that is 270 days after the Closing Date:

(a)           The Borrower shall commence preparation of an indenture (the “Exchange Note Indenture”) pursuant to which the Exchange Notes shall be issued and governing the terms and conditions of the Exchange Notes and a registration rights agreement (the “Registration Rights Agreement”), in each case in the form of the Arranger’s standard indentures and registration rights agreements, in each case, which shall contain such terms, covenants, conditions, representations, warranties, defaults, indemnities and shall have the form, term, yield, guarantees, subordination provisions and other terms as are customary for securities or other financings of the type similar to Exchange Notes issued in connection with a bridge financing, all as determined by the Arranger in its reasonable discretion, as well as such other terms and conditions as the Arranger and its counsel may consider appropriate in light of then prevailing market conditions applicable to similar financings or in light of any aspect of the Permanent Financing or the Transaction that requires such other terms or conditions;

(b)           No later than 300 days after the Closing Date, each Loan Party shall execute, deliver into escrow and comply with, or cause to be delivered into escrow, the Exchange Note Indenture, the Registration Rights Agreement, legal opinions, comfort letters, officers’ certificates and all other customary closing documents and requirements, all in form and substance reasonably satisfactory to the Arranger and its counsel; and

(c)           The Loan Parties shall, as soon as practicable and in any event no later than 365 days after the Closing Date, file a shelf registration statement with the SEC and cause such shelf registration statement to be declared effective, and shall use their commercially reasonable efforts to keep such shelf registration statement effective, with respect to resales of the Exchange Notes, for as long as it is required by the holders to resell the Exchange Notes; provided, that the Administrative Agent may, in its reasonable discretion, extend such 365 day period by additional successive periods of up to 30 days each (the duration of each such period to be in the sole discretion of the Administrative Agent).

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01        Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           Liens pursuant to any Credit Facility Loan Document;

(b)           Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased (except as provided in Section 7.03(c)), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(c);

(c)           Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           Landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)            deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)            Liens securing Indebtedness permitted under Section 7.03(g); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)            Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies, or under general depository or brokerage agreements, and burdening only deposit or brokerage accounts or other funds and assets maintained with a creditor depository institution or brokerage; and

(k)           Liens arising from precautionary UCC financing statements relating to operating leases and other contractual arrangements entered into in the ordinary course of business that describe only the property subject to such operating lease or contractual arrangement; and

(l)            statutory Liens arising in the ordinary course of business relating to purchases of crude oil, natural gas and other hydrocarbons in favor of producers (“first purchaser Liens”); provided that (i) such Liens do not at any time encumber any property other than the crude oil, natural gas or other hydrocarbons being purchased and secure only amounts due for the purchase thereof, and (ii) the amount secured thereby is not overdue for a period of more than 30 days or is otherwise being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

provided, nothing in this Section 7.01 shall in and of itself constitute or be deemed to constitute an agreement or acknowledgment by the Administrative Agent or any Lender that any Indebtedness subject to or secured by any Lien, right or other interest permitted under subsections (a) through (i) above ranks in priority to any Obligation.

7.02        Investments.  Make any Investments, except:

(a)           Investments held by the Borrower or such Loan Party in the form of cash equivalents or short-term marketable debt securities;

(b)           advances to officers, directors and employees of the Borrower and Restricted Subsidiaries in an aggregate amount not to exceed $100,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)           Investments of the Borrower in any wholly-owned Subsidiary that is a Guarantor and Investments of any wholly-owned Subsidiary that is a Guarantor in the Borrower or in another wholly-owned Subsidiary that is a Guarantor;

(d)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and

Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)           Guarantees permitted by Section 7.03;

(f)            Investments in Unrestricted Subsidiaries (net of any distributions received by the Borrower and Restricted Subsidiaries with respect to such Investments), provided that (i) the aggregate amount of all such Investments made after the Closing Date shall not at any time exceed $25,000,000, and (ii) after giving effect to any such Investment, the Borrower has at least $10,000,000 in unused availability under the Credit Agreement; and

(g)           other Investments (including Investments in Persons that are not Subsidiaries) not exceeding $1,000,000 in the aggregate in any fiscal year of the Borrower.

7.03        Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness under the Loan Documents;

(b)           Indebtedness under the Credit Facility Loan Documents;

(c)           Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(d)           Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Guarantor;

(e)           unsecured Indebtedness of the Borrower or any Guarantor, provided that (i) the Loan Parties comply with the provisions of Section 2.05(e) and (ii) such Indebtedness qualifies as Subordinated Debt;

(f)            obligations (contingent or otherwise) of the Borrower or any Restricted Subsidiary existing or arising under any Hedging Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Hedging Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(g)           Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $5,000,000;

(h)           Indebtedness of any Loan Party owing to another Loan Party;

(i)            Indebtedness (other than as described in clause (a) of the definition of the term “Indebtedness”) of (A) Copano/Webb-Duval Pipeline, L.P. (“Webb/Duval GP”) that was incurred in the ordinary course of business by Webb/Duval Gatherers and is Indebtedness of Webb/Duval GP solely by virtue of the fact that it is a general partner of Webb/Duval Gatherers and (B) a general partner of Webb/Duval GP with respect to the Indebtedness described in clause (A) solely by virtue of the fact that it is such general partner; and

(j)            Other unsecured Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding.

7.04        Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)           any wholly-owned Restricted Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other wholly-owned Restricted Subsidiaries; and

(b)           any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to a wholly-owned Restricted Subsidiary.

The Borrower will not issue any Equity Interests which (i) may be classified in whole or part as Indebtedness, (ii) require mandatory distributions (other than distributions of Available Cash permitted under Section 7.06(d)) or mandatory redemption prior to 91 days after the Rollover Maturity Date, or (iii) provide for a scheduled distribution above generally prevailing market rates at the time of issuance.  No Restricted Subsidiary of the Borrower will issue any additional Equity Interests, except a direct Subsidiary of a Loan Party may issue additional Equity Interests to such Loan Party or to the Borrower so long as such Restricted Subsidiary is a wholly-owned Restricted Subsidiary of the Borrower after giving effect thereto.  No Restricted Subsidiary of the Borrower that is a partnership will allow any reduction of the Borrower’s interest (direct or indirect) therein.

7.05        Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions of inventory in the ordinary course of business;

(c)           Dispositions of equipment or real property so long as (i) the purchase price for such asset shall be paid solely in cash; (ii) the aggregate purchase price paid to Loan Parties for such asset and all other such assets sold by Loan Parties during any period of four consecutive fiscal quarters pursuant to this clause (c) shall not exceed $5,000,000; (iii) if the portion of the aggregate annual Consolidated EBITDA derived from all assets sold pursuant to this clause (c) during any period of four fiscal quarters and based on the four fiscal quarters (as to any assets of the Borrower or any Restricted Subsidiary other than ScissorTail and its Restricted Subsidiaries) or annualized portion thereof (as to any assets of ScissorTail and its Restricted Subsidiaries as provided in Section 7.21(e)) prior to the sale of such asset would exceed $2,000,000, the consent (not to be unreasonably withheld) of the Required Lenders is obtained in connection with any such sale; (iv) no Default or Event of Default shall exist prior to or after giving effect to such sale; and (v) the Net Cash Proceeds of such sale shall have been applied as follows (A) within one-hundred eighty (180) days after the date of such receipt of Net Cash Proceeds to the purchase of capital assets used in its business or (B) to the extent Net Cash Proceeds have not been applied pursuant to the immediately preceding clause (A), such amount (the “Excess Sale Proceeds”) shall have been applied to prepay Indebtedness outstanding under the Credit Agreement as provided in the Credit Agreement;

(d)           Dispositions of property by any Loan Party to another Loan Party;

(e)           Dispositions permitted by Section 7.04;

(f)            Dispositions of Equity Interests in Unrestricted Subsidiaries; and

(g)           Dispositions by the Borrower and its Restricted Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (g) in any fiscal year shall not exceed $1,000,000;

provided, however, that any Disposition pursuant to clauses (a) through (g) shall be for fair market value.

7.06        Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom (except as otherwise provided in subsection (d) below):

(a)           each Restricted Subsidiary may make Restricted Payments to the Borrower or any Guarantor ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)           the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely of the type of Equity Interests in respect of which such Restricted Payment is being made;

(c)           the Borrower and each Restricted Subsidiary may purchase, redeem or otherwise acquire Equity Interests (other than preferred Equity Interests dissimilar in type to new Equity Interests being concurrently issued) issued by it with the proceeds received from the substantially concurrent issue of new Equity Interests; and

(d)           so long as no Event of Default has occurred and is continuing at such time and so long as no Default or Event of Default would exist after giving pro forma effect to such transaction, the Borrower may declare cash quarterly distributions to its members in an amount equal to Available Cash and, notwithstanding the occurrence of any Default or Event of Default following such declaration, pay such declared distributions.

7.07        Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08        Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (i) transactions between or among the Borrower and any Guarantor or between and among any Guarantors or (ii) ScissorTail’s guarantee of the performance by Southern Dome of its obligations under that certain Gas Purchase and Processing Agreement effective May 1, 2005 by and between Southern Dome and New Dominion, L.L.C.

7.09        Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement, any other Loan Document or any Credit Facility Loan Document) that (a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Restricted Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Credit Facility Agent and the lenders under the Credit Agreement; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(g) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10        Use of Proceeds.  Use the proceeds of the Bridge Financing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11        Prohibited Contracts.  Other than those listed on Schedule 7.11:

(a)           enter into any “take-or-pay” contract or other contract or arrangement for the purchase of goods or services which obligates it to pay for such goods or service regardless of whether they are delivered or furnished to it, other than contracts for pipeline capacity or for services in either case reasonably anticipated to be utilized in the ordinary course of business;

(b)           amend or permit any amendment to any Material Contract which releases, qualifies, limits, makes contingent or otherwise could reasonably be expected to detrimentally affect the rights and benefits of Administrative Agent or any Lender under or acquired pursuant to any Loan Document; or

(c)           incur any obligation to contribute to any Multiemployer Plan or permit any ERISA Affiliate to do so.

7.12        Hedging Contracts.  Be a party to or in any manner be liable on any Hedging Contract, except:

(a)           Hedging Contracts entered into by a Loan Party with the purpose and effect of fixing interest rates on a principal amount of Indebtedness of such Loan Party that is accruing interest at a variable rate, provided that (i) the aggregate notional amount of such contracts never exceeds one hundred percent (100%) of the anticipated outstanding principal balance of the Indebtedness to be hedged by such contracts or an average of such principal balances calculated using a generally accepted method of matching interest swap contracts to declining principal balances and (ii) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding Indebtedness to be hedged by such contract; and

(b)           Hedging Contracts entered into in compliance with the Risk Management Policy.

7.13        Subsidiaries.  Create or acquire any additional Restricted Subsidiary or redesignate an Unrestricted Subsidiary as a Restricted Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Sections 6.12 and 7.18.

7.14        Limitation on Credit Extensions.  Except for Investments permitted under Section 7.02 and Hedging Contracts permitted hereunder, extend credit, make advances or make loans other than normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business or to another Loan Party in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner.

7.15        Risk Management Compliance.  Enter into any Hedging Contract that is in violation of the Risk Management Policy.  The Borrower agrees that upon request by the Administrative Agent, from time to time, the Borrower and the Administrative Agent will review and evaluate the Borrowers’ Risk Management Policy.

7.16        Subordinated Debt.  Make any payments of principal or interest on the Subordinated Debt except in accordance with the terms and conditions thereof.

7.17        Material Contracts.  (a) Cancel or terminate any Material Contract (or consent to or accept any cancellation or termination thereof), or (b) amend or otherwise modify any provision of any Material Contract or give any consent, waiver or approval thereunder, or waive any material breach of or material default under any Material Contract that could reasonably be expected to detrimentally affect the rights and benefits of the Administrative Agent and/or the Lenders hereunder or under any other Loan Document.

7.18        Designation and Conversion of Restricted and Unrestricted Subsidiaries; Debt of Unrestricted Subsidiaries.

(a)           Unless designated as an Unrestricted Subsidiary on Schedule 5.13 as of the Closing Date, designate any Person that becomes a Subsidiary of the Borrower or any Restricted Subsidiary as an Unrestricted Subsidiary, except the Borrower may designate by written notification thereof to the Administrative Agent, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (i) prior, and after giving effect, to such designation, no Default would exist and (ii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the Borrower’s direct and indirect ownership interest in such Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 7.02(f).

(b)           Designate any Unrestricted Subsidiary to be a Restricted Subsidiary, except if after giving effect to such designation, which shall be deemed to be a cash dividend in an amount equal to the lesser of the fair market value of the Borrower’s direct and indirect ownership interest in such Subsidiary or the amount of the Borrower’s cash investment previously made for purposes of the limitation on Investments under Section 7.02(f), (i) the representations and warranties of the Borrower and its Restricted Subsidiaries contained in each of the Loan Documents are true and correct in all material respects on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (ii) no Default would exist, and (iii) the Borrower and such newly-designated Restricted Subsidiary complies with the requirements of Sections 6.12.

(c)           will not incur, assume, Guarantee or otherwise be or become liable for any Indebtedness of any of the Unrestricted Subsidiaries, except as described in Section 7.03(i).

(d)           will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Indebtedness of, the Borrower or any Restricted Subsidiary.

(e)           shall not permit the aggregate principal amount of all Non-Recourse Debt outstanding at any one time to exceed $10,000,000.

7.19        Capital Expenditures.  Use the proceeds of any Indebtedness incurred under the Credit Agreement to make or commit to make Capital Expenditures in any fiscal year in excess of 10% of the Aggregate Commitments (as used in this Section 7.19, as such term is defined in the Credit Agreement) in respect of Capital Expenditures relating to acquisitions or construction (other than acquisitions or construction of natural gas, natural gas liquids and crude oil pipelines, processing, treating and gathering systems, including compression, metering, dehydrating and similar equipment, natural gas and natural gas liquids storage facilities, and in each case, related facilities); provided such Persons may make Capital Expenditures as are required by any Law (including Environmental Laws).

7.20        Amendments to Organizational Documents.  (a) Amend or otherwise modify the definition of “Available Cash” as set forth in the Borrower LLC Agreement, or (b) enter into or permit any other modification of, or waive any material right or obligation of any Person under, its Organization Documents that could reasonably be expected to detrimentally affect the rights and benefits of Administrative Agent and/or Lenders hereunder or under any other Loan Document.

7.21        Financial Covenants.

(a)           Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than the ratio set forth below opposite such quarter:

Four Fiscal Quarters Ending	Minimum Consolidated Fixed Charge Coverage Ratio
Closing Date through September 30, 2005	1.00 to 1.0
December 31, 2005 and each fiscal quarter thereafter	1.25 to 1.0

(b)           Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than the ratio set forth below opposite such fiscal quarter:

Four Fiscal Quarters Ending	Minimum Consolidated Interest Coverage Ratio
Closing Date through September 30, 2005	2.00 to 1.0
December 31, 2005 through June 30, 2006	2.25 to 1.0
September 30, 2006 and each fiscal quarter thereafter	2.50 to 1.0

(c)           Consolidated Senior Leverage Ratio.  Permit the Consolidated Senior Leverage Ratio at any time during any period of four fiscal quarters of the Borrower set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Senior Leverage Ratio
Closing Date through September 30, 2005	4.25 to 1.0
December 31, 2005 and each fiscal quarter thereafter	4.00 to 1.0

(d)           Consolidated Total Leverage Ratio.  Permit the Consolidated Total Leverage Ratio at any time during any period of four fiscal quarters of the Borrower set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Total Leverage Ratio
Closing Date through September 30, 2005	6.00 to 1.0
December 31, 2005 through June 30, 2006	5.50 to 1.0
September 30, 2006 and each fiscal quarter thereafter	5.25 to 1.0

(e)           Calculation of Financial Covenants.  With respect to the calculation of the Fixed Charge Coverage Ratio, the Consolidated Interest Coverage Ratio, the Senior Leverage Ratio and the Consolidated Total Leverage Ratio in this Section 7.21 (and Consolidated EBITDA as used in Section 7.05(c)), Consolidated EBITDA, Consolidated Fixed Charges, Consolidated Interest Charges and Consolidated Net Income of ScissorTail and its Restricted Subsidiaries (if any) (i) shall be determined for the quarter ended September 30, 2005 by grossing-up the applicable  component results from the Closing Date through the last day of such quarter to a quarterly amount and (ii) shall, prior to June 30, 2006, be determined for the periods ending on September 30, 2005, December 31, 2005 and March 31, 2005 on an annualized basis; e.g.: for the period ending September 30, 2005, results for the quarter will be annualized by multiplying such results by four; for the period ending December 31, 2005, results for the two-quarter period will be annualized by multiplying such results by two; and for the period ending March 31, 2006, results for the three-quarter period will be annualized by multiplying such results by one and one-third.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01        Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five  Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03, 6.05(a), 6.10, 6.11 or 6.12 or Article VII; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) the date on which the Administrative Agent notifies Borrower of such failure or (ii) the date on which a Responsible Officer of any Loan Party first becomes aware of such failure; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)           Cross-Default.  (i) The Borrower or any Restricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Hedging Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Hedging Contract an Early Termination Date (as defined in such Hedging Contract) resulting from (A) any event of default under such Hedging Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Hedging Contract) or (B) any Termination Event (as so defined) under such Hedging Contract as to which the Borrower or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Hedging Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)            Insolvency Proceedings, Etc.  The Borrower or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)           Judgments.  There is entered against the Borrower or any Restricted Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)            Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document.

8.02        Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03        Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01        Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Banc of America Bridge to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.02        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03        Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06        Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the bookrunners, syndication agents or documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09        Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.08 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10        Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

ARTICLE X.
MISCELLANEOUS

10.01      Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Document for any scheduled payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(e)           change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)            change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g)           release all or substantially all of the value of the Guaranty without the written consent of each Lender, except as provided in Section 9.10;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

10.02      Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OR ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)           Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03      No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04      Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby in the absence of its own gross negligence or willful misconduct.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor; provided such demand shall be accompanied by a reasonably detailed invoice outlining the costs and expenses to be reimbursed.

(f)            Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05      Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06      Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (other than pursuant to a transaction permitted by Section 7.04) neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the

Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i)            except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless the Arranger otherwise consents (such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)          any assignment of a Commitment must be approved by the Arranger (such approval not to be unreasonably withheld) unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.06 and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04,

3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A

Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and provided with all information required to be included in the Register and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.11(b)(ii).  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

10.07      Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Hedging Contract relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11      Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12      Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13      Replacement of Lenders.  If (a) any Lender requests compensation under Section 3.04 or gives notice pursuant to Section 3.02, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) any Lender fails to consent to an election, consent, amendment, waiver or other modification to this Agreement or any other Loan Document that requires the consent of a greater percentage of the Lenders than the Required Lenders and such election, consent, amendment, waiver or other modification is otherwise consented to by the Required Lenders, or (d) if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14      Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  THE ADMINISTRATIVE AGENT, EACH LENDER, THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  THE ADMINISTRATIVE AGENT, EACH LENDER, THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15      Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR

OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16      USA Patriot Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

10.17      ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

 [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COPANO ENERGY, L.L.C.,
as Borrower

By:
Name:	John R. Eckel, Jr.
Title:	Chairman of the Board and
Chief Executive Officer

BANC OF AMERICA BRIDGE LLC, as
Administrative Agent

By:
Name:
Title:

BANC OF AMERICA BRIDGE LLC, as a Lender

By:
Name:
Title:

SCHEDULE 2.01

COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Banc of America Bridge LLC	$170,000,000.00	100.000000000%
Total	$170,000,000.00	100.000000000%

SCHEDULE 5.05

SUPPLEMENT TO INTERIM FINANCIAL STATEMENTS

1.             Liabilities in connection with the following capital lease for two compressor units:  Schedule No. 4, dated February 8, 2002, to Master Finance Lease dated August 14, 2001 between Caterpillar Financial Services Corporation and ScissorTail Energy, LLC

2.             Liabilities in connection with operating leases with Caterpillar (two compressor units), USA Compression Partners (three compressor units), Hanover Compression Limited (one compressor unit) and J-W Power Company (one compressor unit)

3.             Liabilities in connection with vehicles leased pursuant to that certain Lease Agreement dated June 24, 2003 between Automotive Rentals, Inc. and ScissorTail Energy, LLC

4.             Liabilities in connection with office lease dated August 1, 2000 between Noble Building Investors and ScissorTail Energy, LLC

5.             Liabilities in connection with office lease dated November 1, 1988 between Arrow Energy, Inc and ScissorTail Energy, LLC

6.             Liabilities in connection with Business Lease dated February 26, 2001 between Don and Lavonna Kinnamon and ScissorTail Energy, LLC

7.             Irrevocable Standby  Letter of Credit of Bank of America dated November 30, 2004 for the benefit of ONEOK Hydrocarbon, L.P., as amended (ScissorTail Energy, LLC as applicant)

8.             Pursuant to the Amended and Restated Operating Agreement of Southern Dome, LLC (“Southern Dome”) dated as of August 1, 2005, ScissorTail Energy, LLC is obligated to make certain capital contributions to Southern Dome

SCHEDULE 5.09

ENVIRONMENTAL MATTERS

NONE

SCHEDULE 5.13

SUBSIDIARIES AND
OTHER EQUITY INVESTMENTS

Part (a).  Subsidiaries.

Subsidiary	Jurisdiction & Formation ID#	Owner	Ownership Interest	Restricted/ Unrestricted
Copano Pipelines Group, L.L.C.	DE 3424624	Copano Energy, L.L.C.	1,000 MU	Restricted
Copano General Partners, Inc.	DE 3424786	Copano Pipelines Group, L.L.C.	1,000 CS	Restricted
CPG LP Holdings, L.L.C.	DE 3876775	Copano Pipelines Group, L.L.C.	1,000 MU	Restricted
Copano Field Services GP, L.L.C.	DE 3876785	Copano General Partners, Inc.	1,000 MU	Restricted
Copano Pipelines GP, L.L.C.	DE 3876777	Copano General Partners, Inc.	1,000 MU	Restricted
Copano Pipelines (Texas) GP, L.L.C.	DE 3876778	Copano General Partners, Inc	100% MI	Restricted
Copano Energy Services GP, L.L.C.	DE 3876779	Copano General Partners, Inc	1,000 MU	Restricted
Copano Energy Services (Texas) GP, L.L.C.	DE 3876780	Copano General Partners, Inc	100% MI	Restricted
Copano Field Services/Copano Bay, L.P.	TX 8894810	Copano Field Services GP, L.L.C. CPG LP Holdings, L.L.C.	20 GPU 980 LPU	Restricted
Copano Field Services/South Texas, L.P.	TX 8905310	Copano Field Services GP, L.L.C. CPG LP Holdings, L.L.C.	20 GPU 980 LPU	Restricted
Copano Field Services/Agua Dulce, L.P.	TX 8732510	Copano Field Services GP, L.L.C. CPG LP Holdings, L.L.C.	20 GPU 980 LPU	Restricted
Copano Field Services/Upper Gulf Coast, L.P.	TX 9617310	Copano Field Services GP, L.L.C. CPG LP Holdings, L.L.C.	20G PU 980 LPU	Restricted
Copano Field Services/Live Oak, L.P.	TX 800060858	Copano Field Services GP, L.L.C. CPG LP Holdings, L.L.C.	20 GPU 980 LPU	Restricted
Copano Field Services/Karnes, L.P.	TX 800324300	Copano Field Services GP, L.L.C. CPG LP Holdings, L.L.C.	.01 GPU 999.99 LPU	Restricted
Copano Pipelines/South Texas, L.P.	TX 11010710	Copano Pipelines GP, L.L.C. CPG LP Holdings, L.L.C.	20 GPU 980 LPU	Restricted
Copano Pipelines/Upper Gulf Coast, L.P.	TX 9617110	Copano Pipelines GP, L.L.C. CPG LP Holdings, L.L.C.	20 GPU 980 LPU	Restricted
Copano Pipelines/Hebbronville, L.P.	TX 14502810	Copano Pipelines GP, L.L.C. CPG LP Holdings, L.L.C.	20 GPU 980 LPU	Restricted
Copano Energy Services/Upper Gulf Coast, L.P.	TX 9617210	Copano Energy Services GP, L.L.C. CPG LP Holdings, L.L.C.	20 GPU 980 LPU	Restricted
Copano Pipelines/Texas Gulf Coast, L.P.	TX 13728110	Copano Pipelines (Texas) GP, L.L.C. CPG LP Holdings, L.L.C.	2% GPI 98% LPI	Restricted

Subsidiary	Jurisdiction & Formation ID#	Owner	Ownership Interest	Restricted/ Unrestricted
Copano Energy Services/Texas Gulf Coast, L.P.	TX 13728210	Copano Energy Services (TX) GP, L.L.C. CPG LP Holdings, L.L.C.	2% GPI 98% LPI	Restricted
Nueces Gathering, L.L.C.	TX 800079790	Copano Field Services/Agua Dulce, L.P.	100% MI	Unrestricted
Estes Cove Facilities, L.L.C.	TX 07045019	Copano Pipelines/South Texas, LP Copano Field Services/Copano Bay, L.P.	2% MI 98% MI	Unrestricted
Copano Field Services/Central Gulf Coast GP, L.L.C.	DE 3876773	Copano Pipelines Group, L.L.C.	1,000 LLCU	Restricted
Copano Field Services/Central Gulf Coast, L.P.	TX 13656510	CFS/Central Gulf Coast GP, L.L.C. CPG LP Holdings, L.L.C.	.01 GPU 999.99 LPU	Restricted
Copano Houston Central, L.L.C.	DE 3396043	Copano Energy, L.L.C.	900,000 LLCU	Restricted
Copano NGL Services GP, L.L.C.	DE 3876781	Copano Houston Central, L.L.C.	1,000 LLCU	Restricted
Copano Processing GP, L.L.C.	DE 3876783	Copano Houston Central, L.L.C.	1,000 LLCU	Restricted
CHC LP Holdings, L.L.C.	DE 3876782	Copano Houston Central, L.L.C.	1,000 LLCU	Restricted
Copano NGL Services, L.P.	TX 13656610	Copano NGL Services GP, L.L.C. CHC LP Holdings, L.L.C.	.01 GPU 999.99 LPU	Restricted
Copano Processing, L.P.	TX 13656410	Copano Processing GP, L.L.C. CHC LP Holdings, L.L.C.	.01 GPU 999.99 LPU	Restricted
Copano/Webb-Duval Pipeline GP, L.L.C.	DE 3859219	Copano Energy, L.L.C.	100% MI	Restricted
CWDPL LP Holdings, L.L.C.	DE 3876770	Copano Energy, L.L.C.	1,000 MU	Restricted
Copano/Webb-Duval Pipeline, L.P.	DE 2146807	Copano/Webb-Duval P GP, L.L.C. CWDPL LP Holdings, L.L.C.	0.001% GPI 99.999% LPI	Restricted
Webb/Duval Gatherers		Copano/Webb-Duval Pipeline, L.P.	62.5% GPI	Unrestricted
CPNO Services GP, L.L.C.	DE 3903915	Copano Energy, L.L.C.	100% MI	Restricted
CPNO Services LP Holdings, L.L.C.	DE 3903964	Copano Energy, L.L.C.	100% MI	Restricted
CPNO Services, L.P.	TX 800433302	CPNO Services GP, L.L.C. CPNO Services LP Holdings, L.L.C.	0.001% GPI 99.999% LPI	Restricted
Copano Energy/Rocky Mountains and Mid-Continent, L.L.C.	DE 3985803	Copano Energy, L.L.C.	100% MI	Restricted
ScissorTail Energy, LLC	DE 3238223	Copano Energy/Rocky Mountains and Mid-Continent, L.L.C.	100% MI	Restricted
Southern Dome, LLC	DE 3899484	ScissorTail Energy, LLC	73% MI(1)	Unrestricted
Copano Energy Finance Corporation	DE 4000518	Copano Energy, L.L.C.	1,000 CS	Restricted
Copano Risk Management, L.P.	TX 800521188	CPNO Services GP, L.L.C. CPNO Services LP Holdings, L.L.C.	0.001% GPI 99.999% LPI	Restricted

MI – Membership Interest	MU – Membership Units	CS – Common Stock

GPI – General Partner Interest	GPU – General Partner Units	LLCU – LLC Units

LPI – Limited Partner Interest	LPU - Limited Partner Units

(1)  ScissorTail Energy, LLC is obligated to make 100% of capital contributions until such time as its capital account balance equals 73% of the aggregate capital account balances of the members.

Part (b).  Other Equity Investments.

None.

SCHEDULE 7.01

EXISTING LIENS

Liens granted in connection with the liabilities described in Items 1-3 of Schedule 5.05

SCHEDULE 7.03

EXISTING INDEBTEDNESS

Indebtedness in connection with the following capital lease for two compressor units:  Schedule No. 4, dated February 8, 2002, to Master Finance Lease dated August 14, 2001 between Caterpillar Financial Services Corporation and ScissorTail Energy, LLC

SCHEDULE 7.11

PROHIBITED CONTRACTS

NONE

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES

BORROWER:

2727 Allen Parkway, Suite 1200
Houston, Texas 77019

Attention:  Matt Assiff
Telephone:  713-621-9547
Telecopier:  713-621-9545
Electronic Mail: matt.assiff@copanoenergy.com
Website Address:  www.copanoenergy.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office (for payments):
Banc of America Bridge LLC
101 North Tryon Street
Mail Code:  NC1-001-15-04
Charlotte, North Carolina  28255
Attention:  Melissa Mullis
Telephone:  (704) 386-9372
Telecopier:  (704) 264-2445
Electronic Mail:  Melissa.mullis@bankofamerica.com

Wire Instructions:
Bank of America

New York, New York

ABA 026009593

Acct # 1366212250600

Acct Name: Corporate Credit Services

Ref: Copano Energy LLC Bridge

Other Notices to Administrative Agent:
Banc of America Bridge LLC
100 North Tryon Street
Mail Code:  NC1-007-13-06
Charlotte, North Carolina  28255-0001
Attention:  Coleigh McKay
Telephone:  (704) 387-4054
Telecopier:  (704) 409-0174
Electronic Mail:  Coleigh.b.mckay@bankofamerica.com

SCHEDULE 10.06

PROCESSING AND RECORDATION FEES

The Administrative Agent will charge a processing and recordation fee (an “Assignment Fee”) in the amount of $3,500 for each assignment; provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of the same Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignee Fee will be $3,500 plus the amount set forth below:

Transaction	Assignment Fee

First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0-
Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$500

EXHIBIT B

FORM OF BRIDGE NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                                                  or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Bridge Loan Agreement, dated as of August 1, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders and other agents from time to time party thereto, and Banc of America Bridge LLC, as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Bridge Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the Guaranty.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

COPANO ENERGY, L.L.C.

By:
Name:
Title:

2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

3

EXHIBIT C

FORM OF ROLLOVER NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                                                or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Bridge Loan Agreement, dated as of August 1, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders and other agents from time to time party thereto, and Banc of America Bridge LLC, as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Rollover Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the Guaranty.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

COPANO ENERGY, L.L.C.

By:
Name:
Title:

2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

3

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:               ,

To:          Banc of America Bridge LLC, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Bridge Loan Agreement, dated as of August 1, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among COPANO ENERGY, L.L.C., a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto, and Banc of America Bridge LLC, as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                              of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.             Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of a Registered Public Accounting Firm required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.             Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date.  Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.             The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3.             A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the knowledge of the undersigned after due inquiry during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

–or–

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

1.             The representations and warranties of the Borrower contained in Article V of the Agreement, and any representations and warranties of the Borrower that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

2.             The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate in all material respects on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                                                                            ,                                    .

COPANO ENERGY, L.L.C.

By:
Name:
Title:

2

For the Quarter/Year ended                               (“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I.	Section 7.21(a) – Fixed Charge Coverage Ratio.

II.	Section 7.21(b) – Consolidated Interest Coverage Ratio.

III.	Section 7.21(c) – Consolidated Senior Leverage Ratio.

IV.	Section 7.21(d) – Consolidated Total Leverage Ratio.

3

For the Quarter/Year ended                           (“Statement Date”)

SCHEDULE 3
to the Compliance Certificate
($ in 000’s)

Consolidated EBITDA
(in accordance with the definition of Consolidated EBITDA
as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
Net Income
+ distributions received
- equity earnings
+ equity losses
= Consolidated Net Income
+ Consolidated Interest Charges
+ income taxes
+ depreciation and amortization expense
+ non-cash expenses
- income tax credits
- non-cash income
= Consolidated EBITDA

4

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Bridge Loan Agreement identified below (the “Bridge Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Bridge Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Bridge Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Bridge Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.                                      Assignor:

2.                                      Assignee:                                                                            [and is an Affiliate/Approved Fund of [identify Lender]]

3.                                      Borrower:              Copano Energy, L.L.C.

4.                                      Administrative Agent: Banc of America Bridge LLC, as the administrative agent under the Bridge Loan Agreement

5.                                      Bridge Loan Agreement:    Bridge Loan Agreement, dated as of August 1, 2005, among Copano Energy, L.L.C., the Lenders from time to time party thereto, and Banc of America Bridge LLC, as Administrative Agent

6.                                      Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans		CUSIP Number

	$	$		%
	$	$		%
	$	$		%

[7.                                  Trade Date:

Effective Date:                                           , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

2

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

Consented to:

BANC OF AMERICA SECURITIES LLC, as
Arranger

By:
Title:

3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1.         Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Bridge Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.         Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Bridge Loan Agreement, (ii) it meets all requirements of an Eligible Assignee under the Bridge Loan Agreement (subject to receipt of such consents as may be required under the Bridge Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Bridge Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Bridge Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section           thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Bridge Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

4

3.             General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

5

EXHIBIT F

FORM OF GUARANTY

(See attached)

EXHIBIT G

OPINION MATTERS

The matters contained in the following Sections of the Bridge Loan Agreement should be covered by the legal opinion:

•	Section 5.01(a), (b) and (c)

•	Section 5.02

•	Section 5.03

•	Section 5.04

•	Section 5.06

•	Section 5.14(b)

EXHIBIT H

SOLVENCY CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.             I am the chief financial officer of Copano Energy, L.L.C., a Delaware limited liability company (“Borrower”).

2.             Reference is made to that certain Bridge Loan Agreement, dated as of August 1, 2005 (as it may be amended, supplemented or otherwise modified, the “Bridge Loan Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among BORROWER, the LENDERS party thereto from time to time and BANC OF AMERICA BRIDGE LLC as Administrative Agent.

3.             I have reviewed the terms and provisions of the Bridge Loan Agreement, together with each of the Loan Documents, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4.             Based upon my review and examination described in paragraph 3 above, I certify that as of the date hereof, upon giving effect to the execution of the Bridge Loan Agreement and the other Loan Documents by the Borrower and each Guarantor that is a party thereto, the consummation of the transactions contemplated thereby, the consummation of the transactions contemplated by the Credit Facility Loan Documents and the consummation of the Acquisition, the Borrower and each Guarantor is Solvent.

The foregoing certifications are made and delivered as of August 1, 2005.

COPANO ENERGY, L.L.C.

By:
Name:	Matthew J. Assiff
Title:	Senior Vice President and Chief
Financial Officer

EXHIBIT I

RISK MANAGEMENT POLICY

(See attached)